                           SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a)
              of the Securities Exchange Act of 1934, as amended
                               (Amendment No._)

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Check the appropriate box:

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     14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           ASCENDANT SOLUTIONS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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     (2) Aggregate number of securities to which transaction applies:

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 *Set forth amount on which the filing is calculated and state how it was
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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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


                                                          Your vote is important

                           ASCENDANT SOLUTIONS, INC.

                                Proxy Statement



                                             2001 ANNUAL MEETING OF SHAREHOLDERS

                                                       Ascendant Solutions, Inc.
                                                                 13727 Noel Road
                                                                       Suite 500
                                                             Dallas, Texas 75240
                                                                    469-374-6200

May 4, 2001

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 31, 2001

                               ----------------

   Ascendant Solutions will hold its Annual Meeting of Shareholders at the Addison Conference and Theatre Centre, 15650 Addison Road, Addison, Texas 75001 on May 31, 2001 at 10:00 a.m.

   We are holding this meeting:

  . To elect one Class B director to serve until the 2004 Annual Meeting of Shareholders;

  . To ratify the appointment of Ernst & Young LLP as our independent auditors; and

  . To transact any other business that properly comes before the meeting.

   Your board of directors recommends that you vote in favor of the two proposals outlined in this proxy statement.

   Your board of directors has selected April 20, 2001 as the record date for determining shareholders entitled to vote at the meeting. A list of shareholders on that date will be available for inspection at Ascendant Solutions, 13727 Noel Road, Suite 500, Dallas, Texas, for at least ten days before the meeting.

   This notice of annual meeting, proxy statement, proxy and our 2000 Annual Report to Shareholders are being distributed on or about May 4, 2001.

                                          By Order of the Board of Directors,

                                          James H. McAlister
                                          Corporate Secretary

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS......................................................   1

ITEM 1. ELECTION OF DIRECTORS..............................................   3
  Nominee for Election to a Three Year Term Ending with the 2004 Annual
   Meeting.................................................................   3
  Directors Continuing in Office Until the 2003 Annual Meeting.............   4
  Directors Continuing in Office Until the 2002 Annual Meeting.............   5
  Compensation of Directors................................................   5
  Committees of the Board of Directors; Meetings...........................   5

STOCK OWNERSHIP............................................................   7
  Beneficial Ownership of Certain Shareholders, Directors and Executive
   Officers................................................................   7
  Section 16(a) Beneficial Ownership Reporting Compliance..................   8

MANAGEMENT.................................................................   9
  Executive Officers.......................................................   9
  Executive Compensation...................................................  11
  Long-Term Incentive Plan.................................................  13
  401(k) Plan..............................................................  13
  Employment Contracts and Change in Control Arrangements..................  14
  Compensation Committee Interlocks and Insider Participation..............  15
  Certain Transactions.....................................................  15

COMPENSATION COMMITTEE REPORT..............................................  16
  Compensation Policy......................................................  16
  2000 Company Performance.................................................  16
  2000 Executive Compensation..............................................  16
  2000 Chief Executive Compensation........................................  17
  Company Policy on Qualifying Compensation................................  17

AUDIT COMMITTEE REPORT.....................................................  18

PERFORMANCE GRAPH..........................................................  20

ITEM 2. RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS..........  21

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS.................................  22

AUDIT COMMITTEE CHARTER.................................................... A-1


  YOUR VOTE IS IMPORTANT. PLEASE REMEMBER TO PROMPTLY RETURN YOUR PROXY CARD.

                             QUESTIONS AND ANSWERS

Q1: Who is soliciting my proxy?

A: We, the board of directors of Ascendant Solutions, are sending you this proxy statement in connection with our solicitation of proxies for use at the 2001 Annual Meeting of Shareholders. Certain directors, officers and employees of Ascendant Solutions also may solicit proxies on our behalf by mail, phone, fax or in person.

Q2: Who is paying for this solicitation?

A: Ascendant Solutions will pay for the solicitation of proxies. Ascendant
   Solutions will also reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses in forwarding our proxy materials to the beneficial owners of Ascendant Solutions common stock.

Q3: What am I voting on?

A: Two items: (1) the election of Kevin P. Yancy to the board of directors; and
   (2) the ratification of Ernst & Young LLP as our independent auditors for the current fiscal year.

Q4: Who can vote?

A: Only those who owned common stock at the close of business on April 20, 2001, the record date for the Annual Meeting, can vote. If you owned common stock on the record date, you have one vote per share for each matter presented at the Annual Meeting.

Q5: How do I vote?

A: You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the enclosed prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person--by voting you automatically revoke your proxy. You also may revoke your proxy at any time before the voting by giving the Secretary of Ascendant Solutions written notice of your revocation or by submitting a later-dated proxy. If you execute, date and return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of both nominees for director and FOR ratification of E&Y as our independent auditors.

Q6: What constitutes a quorum?

A: Voting can take place at the Annual Meeting only if shareholders owning a majority of the voting power of the common stock (that is a majority of the total number of votes entitled to be cast) are present in person or represented by effective proxies. On the record date, we had 21,230,900 shares of common stock outstanding. Both abstentions and broker non-votes are counted as present for purposes of establishing the quorum necessary for the meeting to proceed. A broker non-vote results from a situation in which a broker holding your shares in "street" or "nominee" name indicates to us on a proxy that you have not voted and it lacks discretionary authority to vote your shares.

Q7: What vote of the shareholders will result in the matters being passed?

A: Election of Directors. Directors need the affirmative vote of holders of a plurality of the voting power present to be elected. Neither abstentions nor broker non-votes will have any effect on the election of directors.

   Ratification of E&Y. To ratify the appointment of Ernst & Young as our independent auditors for the current fiscal year, shareholders holding a majority of the shares represented in person or by proxy at the upcoming Annual Meeting must affirmatively vote in favor of this action. Abstentions have the same effect as votes "against" the proposal and broker non-votes have no effect at all.

Q8.What does it mean if I get more than one proxy card?

A: If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return ALL proxy cards to ensure that your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible. You can accomplish this by contacting our transfer agent, The Bank of New York, at 800.524.4458.

Q9:How does the board recommend that I vote on the matters proposed?

A: The board of directors of Ascendant Solutions, Inc. unanimously recommends that shareholders vote FOR each of the proposals submitted at this year's Annual Meeting.

Q10:Will there be other matters proposed at the 2001 Annual Meeting?

A: Ascendant Solutions' amended and restated bylaws limit the matters presented at the upcoming Annual Meeting to those in the notice of the meeting (or any supplement thereto), those otherwise properly presented by the board of directors and those presented by shareholders so long as the shareholder gives the Secretary written notice of the matter on or before April 10, 2001. Please refer to the section of this proxy statement encaptioned "Annual Meeting Advance Notice Requirements" for a description of the information to be contained in the Secretary's notice. We do not expect any other matter to come before the Annual Meeting. However, if any other matter is presented, your signed proxy gives the individuals named as proxies authority to vote your shares in their discretion.

Q11: When are 2002 shareholder proposals due if they are to be included in the Company's proxy materials?

A: To be considered for presentation at Ascendant Solutions' 2002 Annual Meeting of Shareholders and included in our proxy statement, a shareholder proposal must be received at the Ascendant Solutions' offices no later than December 10, 2001. To curtail controversy as to the date on which a proposal was received by the company, we suggest that proponents submit their proposals by certified mail, return receipt requested.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

   The board of directors of Ascendant Solutions has currently set the number of directors constituting the whole board at four. As established by our amended and restated bylaws, these directors are divided into three classes serving staggered three-year terms. During 2000, certain directors were reclassified as a result of the resignation of a director and resultant reduction in the number of directors. At the upcoming Annual Meeting, you and the other shareholders will elect one individual to serve as a Class B director whose term expires at the 2004 Annual Meeting. Mr. Kevin Yancy has been nominated to serve in this capacity. Mr. Yancy is an acting member of the board and currently serves as Chairman of the Board of Directors.

   The persons designated as proxies will vote the enclosed proxy for the election of the nominee unless you direct them to withhold your votes. If the nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute or we may reduce the number of members of the board. We recommend a vote FOR the nominee.

   Below are the names and ages of the nominee for Class B director, the Class A directors, and the Class C director, the years they became directors, their principal occupations or employment for at least the past five years and certain of their other directorships, if any.

   Nominee for Election to a Three Year Term Ending with the 2004 Annual
Meeting

                             Class B Director

 .Kevin P. Yancy              Age 48, a director since March 1999 and Chairman
                             since June 2000.

                             Mr. Yancy has served as President of Spyglass Equities, Inc. (a private equity investments affiliate of The Staubach Company) since June 1999. From July 1997 through June 1999, he served as Senior Vice President of Staubach Financial Services, Inc. (a real estate financial services firm) where he specialized in private equity investments. From November 1995 through June 1997, Mr. Yancy managed his personal investments. From 1991 through October 1995, Mr. Yancy served as Chairman, CEO and President of InterNational Bank of McAllen, Texas. Mr. Yancy currently serves on the board of directors of several private companies, including Aeris Communications, Inc. of San Jose, California; eInstruction Corporation of Denton, Texas; Momentx of Dallas, Texas; and Lone Star Bank of Dallas, Texas. Mr. Yancy earned his B.B.A. in accounting from Baylor University, Waco, Texas and practiced as a Certified Public Accountant with Coopers and Lybrand from 1975 through 1983.

          Directors Continuing in Office Until the 2003 Annual Meeting

                             Class A Directors

 .Jonathan R. Bloch           Age 47, a director since March 1999.

                             Mr. Bloch has served as Managing Director of Gerard Klauer Mattison & Co., Inc. (an investment banking firm) since January 2000. From June 1997 until January 2000, Mr. Bloch served as either Senior Vice President or Managing Director of the technology division of Chanin Capital Partners (an investment bank and financial advisor). He has served as the Chairman of the Board of Directors of Old Tucson Co. (an amusement park) since January 1997. From September 1995 to June 1997, Mr. Bloch served as Chief Executive Officer of Resource Recovery Techniques of Arizona (a water treatment company), where he was responsible for general administration. From August 1995 to June 1997, Mr. Bloch was the Managing Member and General Manager of Santa Monica Amusements, Inc. (an amusement park on the Santa Monica pier). From April 1992 to August 1995, Mr. Bloch was Chief Executive Officer of the California Fertility Associates (a medical clinic), where he was responsible for general administration and management. He received a B.A. from the University of California at Berkeley and a J.D. from the University of San Diego School of Law.

 .David E. Bowe               Age 42, director since May 2000 and CEO since
                             June 2000.

                             Mr. Bowe has served as our President since March 2000 and as our Chief Executive Officer since June 2000. Prior to accepting the position of President and Chief Executive Officer, Mr. Bowe acted as our Executive Vice President and Chief Financial Officer from September 1999. Before joining us, Mr. Bowe served as President of U.S. Housewares Corporation (a consumer products company) from September 1998 to September 1999. Prior to that, Mr. Bowe was Executive Vice President of Heartland Capital Partners L.P. (a private equity firm) from 1993 to 1997 where he was responsible for making private equity investments. From 1987 to 1992, Mr. Bowe served in various executive capacities for The Thompson Company (a private investment firm) where he participated in the acquisition, development and operation of several portfolio companies. From 1980 to 1987, Mr. Bowe held various executive positions with Brown Brothers Harriman & Co. (a Wall Street private bank). Mr. Bowe is a Chartered Financial Analyst and received a BSBA in Finance from Georgetown University.

          Directors Continuing in Office Until the 2002 Annual Meeting

                             Class C Director

 .Paul G. Sherer              Age 42, a director since August 1999.

                             Mr. Sherer is a partner of VantagePoint Venture Partners (a venture capital firm focused on the Internet, data networking and communications services). Prior to joining VantagePoint, Mr. Sherer was Managing Director, Investment Banking and Head of Telecom and Enterprise Communication Technology for Robertson, Stephens & Company from May 1990 to June 1998, where he was responsible for worldwide relationship management. Prior to that, Mr. Sherer was Robertson, Stephens' Senior Research Analyst for Telecom and Enterprise Communication Technology. Mr. Sherer received an A.B. from Duke University and an MBA from Stanford Graduate School of Business.

Compensation of Directors

   We do not provide cash compensation to our directors but do reimburse our directors for reasonable expenses incurred in traveling to and from board meetings (or a committee thereof). Our directors are eligible to receive stock option grants under our 1999 Long-Term Incentive Plan.

Committees of the Board of Directors; Meetings

   Ascendant Solutions has four standing committees.

 The Audit Committee

  . Makes recommendations to the full board of directors with respect to appointment of the Company's independent auditors.

  . Meets periodically with our independent auditors to review the general scope of audit coverage, including consideration of our accounting practices and procedures, our system of internal accounting controls and financial reporting.

   Kevin Yancy, Paul Sherer and Jonathan Bloch are the members of the Audit Committee. The Audit Committee met four times in 2000.

 The Compensation Committee

  . Recommends to the board of directors annual salaries for senior management.

  . Reviews all Company benefit plans.

   The current members of the Compensation Committee are Kevin Yancy, Paul Sherer, and Jonathan Bloch. During the year ended December 31, 2000, the Compensation Committee met once.

 The Long-Term Incentive Plan Committee

  . Maintains authority to administer the Long-Term Incentive Plan, including making determinations concerning the persons to whom and the size and nature of stock options granted to all eligible persons, other than executive officers and directors.

   The current members of the Long-Term Incentive Plan Committee are Kevin Yancy and David Bowe. The Long-Term Incentive Plan Committee did not meet in 2000 but acted by unanimous written consent.

 The Special Long-Term Incentive Plan Committee

  . Maintains authority to administer the Long-Term Incentive Plan, including making determinations concerning the persons to whom and the size and nature of stock options granted to all eligible persons constituting executive officers and directors.

   The current members of the Special Long-Term Incentive Plan Committee are Kevin Yancy and Paul Sherer. The Special Long-Term Incentive Plan Committee did not meet in 2000 but acted by unanimous written consent.

 Entire Board

   During the year ended December 31, 2000, the entire board of directors of Ascendant Solutions met four times and acted by consent an additional five times. During fiscal 2000, each director attended at least 75% of the total of all meetings of the board of directors and any committee on which he served.

                                STOCK OWNERSHIP

Beneficial Ownership of Certain Shareholders, Directors and Executive Officers

   The following table sets forth information with respect to the beneficial ownership of our common stock at March 29, 2001, by:

  . each of our named executive officers and directors;

  . all of our executive officers and directors as a group; and

  . each person, or group of affiliated persons, known to us to own beneficially more than 5% of our common stock.

   In accordance with the rules of the SEC, the table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and common stock purchase warrants within 60 days of March 29, 2001. Unless otherwise noted in the footnotes to the table, and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them. The address of each executive officer and director is c/o Ascendant Solutions, Inc., 13727 Noel Road, Suite 500, Dallas, Texas 75240. We have calculated the percentages of shares beneficially owned based on 21,230,900 shares of common stock outstanding at March 29, 2001.

                                                                  Shares
                                                               beneficially
                                                                   owned
                                                             -----------------
          Person or group                                     Number   Percent
          ---------------                                    --------- -------
Named Executive Officers and Directors:
Norman Charney(1)(10)....................................... 2,242,984  10.6
Kevin P. Yancy(2)...........................................   348,087   1.6
David E. Bowe(3)............................................   260,250   1.2
Jonathan R. Bloch(4)........................................   815,000   3.8
Paul G. Sherer(5)........................................... 4,847,400  22.8
Ted I. Bilke(6).............................................    89,950    *
Andy Morrow.................................................     4,000    *
James H. McAlister(7).......................................     7,750    *
Rick Troberman..............................................       --    --
Gregg L. Young(8)...........................................    78,550    *
Paul M. Jennings............................................       --    --
All executive officers and directors as a group (11
 persons)(9)................................................ 8,693,971  38.5


Beneficial Owners of 5% or More of
 Our Outstanding Common Stock:
VantagePoint Venture Partners III(Q), L.P.(5)............... 3,231,600  15.2
VantagePoint Communications Partners, L.P.(5)............... 1,615,800   7.6
CCLP, Ltd.(10).............................................. 2,469,460  14.0

--------
 *  Less than one percent (1%).
(1) Norman Charney is the father of David Charney. See footnote 10.
(2) Includes net options to purchase 263,087 shares of common stock from third parties and options to purchase an additional 10,000 shares of common stock granted to Mr. Yancy.
(3) Includes 130,000 shares of common stock acquirable upon exercise of stock options granted to Mr. Bowe.
(4) Includes (1) 800,000 shares of common stock acquirable upon exercise of warrants held by CKM Software Partners at the following exercise prices:
    400,000 shares of common stock exercisable for $1.00 per share; 240,000 shares of common stock exercisable for $2.00 per share; and 160,000 shares of common stock exercisable for $3.00 per share and (2) options to purchase an additional 10,000 shares of common stock at an exercise price of $1.00 per share. CKM Software Partners is a California general partnership held by Jonathan Bloch and Larry Barels. The address of each of these persons and entities is 11100 Santa Monica Blvd., Suite 830, Los Angeles, California 90825.
(5) Represents the 3,231,600 shares held by VantagePoint Venture Partners III(Q), L.P. and 1,615,800 shares held by VantagePoint Communications Partners, L.P. Mr. Sherer is a partner of these funds. Mr. Sherer disclaims beneficial ownership of the shares held by the VantagePoint funds other than those in which he may own a pecuniary interest. The general partner of VantagePoint Venture Partners III(Q), L.P. is VantagePoint Venture Associates III, L.L.C. The general partner of VantagePoint Communications Partners, L.P. is VantagePoint Communications Associates, L.L.C. The address for the VantagePoint funds is c/o VantagePoint Venture Partners, 1001 Bayhill Drive, Suite 100, San Bruno, California 94066.
(6) Includes 69,950 shares of common stock acquirable upon exercise of stock options granted to Mr. Bilke.
(7) Includes 7,750 shares of common stock acquirable upon exercise of stock options granted to Mr. McAlister.
(8) Includes 76,600 shares of common stock acquirable upon exercise of stock options granted to Mr. Young.
(9) Includes the shares of common stock acquirable upon exercise of the stock options and warrants discussed in notes 2, 3, 4, 6, 7, and 8.
(10) Represent securities held by CCLP, Ltd., a Texas limited partnership, of which David Charney, the son of Norman Charney, is the sole general partner. Norman Charney and David Charney disclaim each others' beneficial ownership. The address for CCLP, Ltd. is 6014 Yorkville Court, Dallas, Texas 75248.

Section 16(a) Beneficial Ownership Reporting Compliance

   Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock, and any changes in that ownership, to the SEC. The SEC has designated specific due dates for these reports. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive offers, Mr. Morrow filed a Form 4 one month late and Mr. Bloch filed a Form 4 two months late.

                                   MANAGEMENT

Executive Officers

   Below are the names and ages of the executive officers of Ascendant Solutions as of March 29, 2001 and a brief description of their prior experience and qualifications.

 . Kevin P. Yancy             Age 48, Chairman of the Board since 2000.

                             See the biography of Mr. Yancy under "Item 1. Election of Directors."

 . David E. Bowe              Age 42, CEO since June 2000, President since
                             March 2000, and Chief Financial Officer since September 1999. Mr. Bowe also served as our Executive Vice President from September 1999 until March 2000.

                             See the biography of Mr. Bowe under "Item 1.
                             Election of Directors."

 . Ted I. Bilke               Age 39, Chief Operating Officer since December
                             1999.

                             Before joining us, Mr. Bilke served as Business Development Manager for Navigator Systems (a professional services company focused on technology) in 1999. From 1998 to 1999, Mr. Bilke served as Director, LAN Management Services, with MCI Systemhouse (provider of remote server and desktop management services). From 1995 to 1998, Mr. Bilke worked at Bell & Howell Mail Processing Systems, Inc. rising to Vice President, Integrations Services Group. From 1993 to 1995, Mr. Bilke served as General Manager, Workflow Automation with Duplex Products, Inc. (workflow and forms automation solutions). From 1983 to 1993, Mr. Bilke worked at Electronic Data Systems Corporation rising to the position of Senior Technical Sales Support. Mr. Bilke holds a B.S. degree in Business Administration, Finance and Marketing from Missouri Southern State College.

 . Andy Morrow                Age 48, Vice President of Sales since July 2000.

                             Before joining us, Mr. Morrow served as Regional Sales Manager for Yantra Corporation from November 1998. From January 1998 until November 1998, he was a Director and a Major Account Executive for BAAN Company and prior thereto, from January 1996, he held positions in sales and account management for Oracle Corporation. Mr. Morrow graduated from Williams College in Williamstown, MA, with a BA in Fine Arts. He also holds a Masters degree in Architectural Design and a Masters of Business Administration degree from Washington University in St. Louis, MO.

 . Britta Steele              Age 42 , Vice President of Marketing since March
                             2001.

                             Before joining us, Ms. Steele was Vice President of Marketing for Coreintellect, a business information provider. Prior to Coreintellect, Ms. Steele was Senior Director of Global Marketing for Personic, a global provider of e-solutions for professional recruiters and hiring managers. Ms. Steele was also Director of Worldwide Marketing for Oracle Corporation from May 1994 through June 1999. Ms. Steele holds a Bachelor's Degree in Business Administration from Concordia University in Montreal, Canada.

 . James H. McAlister         Age 43, Vice President--Finance since April 1999
                             and Treasurer and Secretary since September 1999.

                             From July 1993 through August 1998, Mr. McAlister was the Controller for MilBrands, Inc. (a privately held military food broker) where he was responsible for supervising that company's accounting, computer systems and customer service departments. MilBrands was sold in August 1998. From the date of sale through February 1999, Mr. McAlister was responsible for the transition of the business of MilBrands to the new owner. Mr. McAlister is a Certified Public Accountant and received a B.B.A. degree in Accounting from the University of Iowa.

Executive Compensation

   Summary compensation. The following table provides summary information concerning compensation paid by us to our named executive officers, which are our Chief Executive Officer and our other executive officer who earned more than $100,000 in salary and bonus for all services rendered in all capacities during the fiscal year ended December 31, 2000. We may refer to these officers as our named executive officers in other parts of this proxy statement. For a list of our current executive officers, see "Executive Officers."

                                                     Long-term
                                                    compensation
                                                       awards
                                                    ------------
                                          Annual
                                       Compensation  Securities
     Name and Principal                ------------  underlying     All other
     Position(s)                  Year    Salary    options (#)  compensation(1)
     ------------------           ---- ------------ ------------ ---------------
Norman Charney(2)...............  2000   $260,910           0        $9,781(2)
 Former Chief Executive Officer   1999    250,000           0         1,600
 (to June 2000),                  1998    247,500           0           625
 Founder and Chairman Emeritus
 (August 2000-March 2001)


David E. Bowe...................  2000   $256,419     400,000        $1,470
 Chief Executive Officer (June    1999     43,380      50,000             0
 2000),                           1998          0           0             0
 President (March 2000), and
 Chief Financial Officer


Ted I. Bilke....................  2000   $167,944     275,000        $  750
 Chief Operating Officer          1999      6,417           0             0
                                  1998          0           0             0


Andy Morrow.....................  2000   $122,500     225,000             0
 Vice President-Sales (July       1999          0           0             0
 2000)                            1998          0           0             0


James H. McAlister..............  2000   $102,500      15,000        $1,025
 Vice President-Finance,          1999     64,600           0             0
 Treasurer and Secretary          1998          0           0             0


Rick Troberman(3)...............  2000   $166,667           0             0
 Executive Vice President- Sales  1999          0           0             0
 and                              1998          0           0             0
 Marketing (May- October 2000)


Gregg L. Young(4)...............  2000   $196,410     300,000        $  333
 Chief Information Officer        1999          0           0             0
 (January 2000)                   1998          0           0             0


Paul M. Jennings(5).............  2000   $293,919           0        $8,642(5)
 Chief Technology Officer         1999    165,200     957,500             0
 (through May 2000)               1998    153,125           0             0

--------
(1) Except as specifically described below, "All other compensation" consists of matching 401(k) contributions made by Ascendant Solutions on behalf of the named executive officers. In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted for the named executive officers because the aggregate amount of these perquisites and other personal benefits was less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of the named executive officers in 2000.
(2) Consists of $2,609 of matching 401(k) contributions and $7,172 in medical insurance reimbursements. Mr. Charney resigned as Founder and Chairman Emeritus in March 2001.
(3) Mr. Troberman resigned as an officer of the Company in October 2000.
(4) Mr. Young resigned as an officer of the Company in February 2001.
(5) Mr. Jennings resigned as an officer of the Company in May 2000. "All other compensation" consists of $1,470 of matching 401(k) contributions and $7,172 in medical insurance reimbursements.

   Stock options granted during the year ended December 31, 2000. The following table provides information regarding the grant of stock options during fiscal 2000 to the named executive officers.

                                Individual Grants
                         -------------------------------
                                                          Potential realizable value
                                    % of total            at assumed annual rates of
                         Number of   options             stock price appreciation for
                         securities granted to                  option term(1)
                         underlying employees  Exercise  ----------------------------
                          options   in fiscal  price per Expiration
      Name                granted      year      share      date    5% ($)   10% ($)
      ----               ---------- ---------- --------- ---------- ------- ---------
Norman Charney..........      --        --         --         --        --        --
David E. Bowe...........  400,000      19.5      (/2/)      (/2/)   900,637 3,405,706
Ted Bilke...............  275,000      13.4      (/3/)      (/3/)   536,953 1,725,525
Andy Morrow.............  225,000      10.9      (/4/)      (/4/)   148,877   392,790
James H. McAlister......   15,000       0.7       2.66    5/12/10    25,816    68,111
Rick Troberman..........      --        --         --         --        --        --
Paul M. Jennings........      --        --         --         --        --        --
Gregg Young.............  300,000      14.6      (/5/)      (/5/)   601,201 1,997,985

--------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of the stock options will depend on the future performance of the common stock, and the date on which the options are exercised.
(2) Mr. Bowe was issued options to purchase 100,000 shares and 300,000 shares on March 22 and May 12, 2000, at an exercise price of $5.94 and $2.66 per share, respectively. These options expire on March 22 and May 12, 2010, respectively.
(3) Mr. Bilke was issued options to purchase 30,000 shares and 245,000 shares on March 22 and May 12, 2000, at an exercise price of $5.94 and $2.66 per share, respectively. These options expire on March 22 and May 12, 2010, respectively.
(4) Mr. Morrow was issued options to purchase 60,000 shares and 165,000 shares on July 27 and November 16, 2000, at an exercise price of $1.91 and $0.70 per share, respectively. These options expire on July 27 and November 16, 2010, respectively.
(5) Mr. Young was issued options to purchase 40,000 shares and 260,000 shares on March 22 and May 12, 2000, at an exercise price of $5.94 and $2.66 per share, respectively. These options expire on March 22 and May 12, 2010, respectively.

   Year-end option values. None of the named executive officers exercised any stock options during the year ended December 31, 2000. The following table provides information regarding the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2000, and the values of "in-the-money" options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of our common stock.

                              Number of securities
                             underlying unexercised   Value of the unexercised
                             options at fiscal year-   in-the-money options at
                                       end                 fiscal year-end
                            ------------------------- -------------------------
      Name                  Exercisable Unexercisable Exercisable Unexercisable
      ----                  ----------- ------------- ----------- -------------
Norman Charney.............       --           --         --           --
David E. Bowe..............   130,000      320,000        -0-          -0-
Ted Bilke..................    69,950      275,000        -0-          -0-
Andy Morrow................       --       275,000        -0-          -0-
James H. McAlister.........     7,750       25,000        -0-          -0-
Rick Troberman.............       --           --         --           --
Paul M. Jennings...........       --           --         --           --
Gregg Young................    76,600      350,000        -0-          -0-

Long-Term Incentive Plan

   Our 1999 Long-Term Incentive Plan, approved by the board of directors on May 12, 1999, and subsequently amended, currently provides for the issuance to qualified participants of up to 2,500,000 shares of our common stock pursuant to the grant of stock options. The purpose of our Long-Term Incentive Plan is to promote our interests and the interests of our shareholders by using investment interests in Ascendant Solutions, Inc. to attract, retain and motivate eligible persons, to encourage and reward their contributions to the performance of Ascendant Solutions and to align their interests with the interests of our shareholders. As of March 29, 2001, unexercised options to purchase 1,617,000 shares of common stock had been awarded to current employees, having a weighted average exercise price of $2.20 per share, under the Long-Term Incentive Plan. Of these, options to purchase 210,000 shares of common stock have been awarded to current employees and are intended to qualify as Incentive Stock Options, or ISO's, under Section 422 of the Internal Revenue Code. The remaining options to purchase 1,407,000 shares of common stock are nonqualified stock options, or NQSO's. As of March 29, 2001, options exercisable for 76,000 shares had been exercised and options exercisable for an additional 132,900 shares had vested under the terms of the Long-Term Incentive Plan and the applicable option agreements.

401(k) Plan

   Our employees are eligible to participate in the Ascendant Solutions 401(k) plan adopted by us in October of 1998. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the lesser of 20% of eligible compensation or the statutorily prescribed annual limit and contribute this amount to the 401(k) plan. For the year ended December 31, 2000, the statutorily prescribed annual limit was $10,000. The trustee under the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in up to 12 different investment funds. The 401(k) plan is intended to qualify under Section 401(a) of the Internal Revenue Code so that contributions by employees to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and so that the contributions by employees will be deductible by us when made. We will make matching contributions to the 401(k) plan in an amount equal to 25% of the first 4% of an employee's pretax contributions. An employee becomes eligible for the matching contribution only if he or she makes a pretax contribution. Additionally, we may make annual discretionary profit sharing contributions in amounts to be determined annually by our board of directors. We elected not to make a discretionary profit sharing contribution in 2000.

Employment Contracts and Change-in-Control Arrangements

   As of March 29, 2001, we had entered into the following employment contracts with our executive officers.

   David E. Bowe. On August 8, 2000, we entered into an employment agreement with David E. Bowe to serve as our Chief Executive Officer and President. The agreement is effective through May 31, 2004 and will automatically renew for successive one-year periods unless either Mr. Bowe or we give written notice of termination at least 30 days prior to the expiration date of the agreement. Under the agreement, Mr. Bowe receives a base salary of $200,000 per year. In addition, Mr. Bowe is entitled to receive a bonus of up to $100,000 per year, one half of which is guaranteed to be paid each year as long as Mr. Bowe is not in breach of his agreement, and one half of which is subject to certain performance vesting criteria imposed by the board of directors.

   The agreement with Mr. Bowe may be terminated by us at any time for cause. However, if the executive's employment is terminated by the Company without cause or by the executive for "good reason" (as such term is similarly defined in the employment agreements including, upon a change in control) at any time on or prior to February 8, 2002 then, the Company is obligated to pay Mr. Bowe an amount equal to 18 months of his salary in addition to base salary and any bonuses earned or accrued through the termination date. This amount decreases to 12 months of salary after February 8, 2002. In addition, Mr. Bowe shall be permitted to fully exercise all stock options then held by him, whether or not then vested.

   Ted Bilke. Effective August 8, 2000, we entered into an employment agreement with Ted Bilke to serve as our Chief Operating Officer. This agreement is effective through December 31, 2002 and will automatically renew for successive one-year periods unless Mr. Bilke or we give written notice of termination at least 30 days prior to the expiration of the agreement. Mr. Bilke is entitled to a base salary of $150,000 per year. In addition, he is entitled to receive a bonus of up to $50,000 per year, one half of which is guaranteed to be paid each year as long as Mr. Bilke is not in breach of his agreement, and one half of which is subject to certain performance vesting criteria imposed by the board of directors.

   Andy Morrow. Effective January 2, 2001, we entered into an employment agreement with Andy Morrow to serve as our Vice President of Sales. This agreement is effective through December 31, 2002 and will automatically renew for successive one-year periods unless Mr. Morrow or we give written notice of termination at least 30 days prior to the expiration of the agreement. Mr. Morrow is entitled to a base salary of $180,000 per year. In addition, he is entitled to receive a bonus of up to $100,000 per year, one half of which is guaranteed to be paid each year as long as Mr. Morrow is not in breach of his agreement, and one half of which is subject to certain performance vesting criteria imposed by the board of directors.

   The agreements with Messrs. Bilke and Morrow may be terminated by us at any time for cause. However, if the executive's employment with the Company is terminated by the Company without cause or by the executive for "good reason" (as such term is similarly defined in the employment agreements, including upon a change in control) at any time during the respective term of employment, then the Company is obligated to pay the relevant executive an amount equal to six months of his salary in addition to base salary and any bonuses earned or accrued through the termination date. In addition, each executive shall be permitted to fully exercise all stock options then held by him, whether or not then vested.

   The board of directors has also established a bonus plan arrangement for its senior executive officers. Under this plan, executive officers will receive predetermined cash bonuses upon the attainment of specified performance vesting thresholds. Executive officers are also eligible to receive additional bonuses at the discretion of the board of directors.

   Separation with Paul Jennings. In May 2000, we entered into a separation agreement with Paul Jennings, our former Chief Technology Officer. As part of this agreement, we received certain customary releases, non-competition covenants and other agreements from Mr. Jennings, including the agreement to provide certain consulting services to us during the first year after his separation. The agreement provides for aggregate cash payments to Mr. Jennings of $276,040.

   Separation with Gregg Young. In March 2001, we entered into a separation agreement with Gregg Young, our former Chief Information Officer. As part of this agreement, we received certain customary releases, confidentiality, non-competition and non-solicitation covenants, and other agreements from Mr. Young. The agreement provides for the continued payments of Mr. Young's salary through April 30, 2001.

   As part of Mr. Young's original offer of employment, we loaned Mr. Young an aggregate of $145,000, represented by two promissory notes dated January 11, 2000. The separation agreement provides for forgiveness of the first note (original principal amount of $80,000), at a rate of $5,000 per month over twelve months (principal and interest), and for a revised payment schedule of the second note (original principal amount of $65,000).

   Norman Charney. Mr. Charney resigned from the board of directors of the company as of August 28, 2000. On December 14, 1998, we entered into an employment agreement with Norman Charney to serve as our Chief Executive Officer. Effective June 9, 2000, Mr. Charney resigned as our Chief Executive Officer and Mr. Bowe was elected to this position. Effective August 7, 2000, we agreed with Mr. Charney to amend the terms of his employment agreement to provide that, as of such date, he would be employed as Founder and Chairman Emeritus. In these capacities, Mr. Charney provided certain management, consulting, marketing and customer development services to the company. Mr. Charney resigned from such position during March 2001.

Compensation Committee Interlocks and Insider Participation

   The Board of Directors has appointed a Compensation Committee consisting of Messrs. Yancy (Chairman), Sherer and Bloch. The Compensation Committee had one formal meeting during 2000. The Compensation Committee studies, advises and consults with management respecting the compensation of officers of the Company, and administers the Company's stock-based compensation plans. It also recommends for the Board's consideration any plan for additional compensation that it deems appropriate.

Certain Transactions

   Call Center/Data Center Facility. During 2000, we leased a 20,000 square foot facility from our former Chief Executive Officer, Norman Charney, that we used for our internal call center and data center. Our annual rental expense for this facility was $100,000. The lease expired with the sale of the call center in February 2001.

   Guarantees of Indebtedness and Guarantee Fees. Mr. Charney has executed a limited guarantee with respect to amounts that we owe under the lease for our former corporate headquarters and fulfillment center. Mr. Charney presently guarantees up to $300,000 of amounts due under such lease, with such guarantee decreasing by the amount of $100,000 each year. Mr. Charney receives no compensation for this guarantee.

   Employment and Indemnification Agreements. We have entered into employment agreements and indemnification agreements with Messrs. Charney, Bowe, Morrow, and Bilke who are directors and/or named executive officers. We have also entered into indemnification agreements with the remainder of our directors, and separation agreements with Mr. Jennings and Mr. Young, as disclosed above.

   We believe that each of the transactions described above was made on terms no less favorable to us than could have been obtained from unaffiliated third-parties.

                         COMPENSATION COMMITTEE REPORT

   Ascendant Solutions' executive compensation program is administered by the Compensation Committee of the Board. The Compensation Committee, which is composed of non-employee directors, is responsible for approving and reporting to the Board on all elements of compensation for the elected corporate officers. The Compensation Committee has furnished the following report on executive compensation for fiscal year 2000.

Compensation Policy

   Our goal is to attract, retain and reward a highly competent and productive employee group. To do so, we have determined that it is in the best interests of Ascendant Solutions to provide a total compensation package that competes favorably with those offered within the Internet service industry, general industry and geographic areas in which we operate. Our current compensation package includes a mix of base salary and long-term incentive opportunities and other employee benefits. Changes in compensation are based on the individual's performance, Ascendant Solutions' financial performance and the competitive marketplace. We consider the median level of the market as competitive.

   Base Salary. The base salary provides for compensation at competitive levels. Increases in executive base salary are awarded for individual performance based on the executive's performance. We do not utilize any formal mathematical formulae or objective thresholds in determining base salary adjustments. We believe that specific formulae restrict flexibility and are too rigid at this stage of our development. We also believe that in order for Ascendant Solutions to succeed, we must attract and retain qualified executives who can not only perform satisfactorily on an individual basis but who can also retain and manage a quality staff of other executive officers and/or key employees. Thus, in addition to applying the criteria generally applicable to all executive officers, in determining the compensation of the Chief Executive Officer, we may also be influenced by the overall performance of the other executives and key employees.

   Long-Term Incentive Plan. The purpose of the Long Term-Incentive Plan is to promote our interests and the interests of our shareholders by using common stock to attract, retain and motivate eligible persons, to encourage and reward their contributions to the performance of Ascendant Solutions and to align their interests with the interests of our shareholders. Our directors, officers, employees, consultants and advisors are eligible to receive grants under this plan. With respect to all of our employees other than directors and executive officers, the Long-Term Incentive Plan Committee (consisting of Messrs. Yancy and Bowe) has the authority to administer the plan, including the discretion to determine which eligible persons will be granted stock options, the number of shares subject to options, the period of exercise of each option and the terms and conditions of such options. The entire board of directors administers the plan for directors and executive officers.

2000 Company Performance

   In 2000, our diluted net loss per common share was $0.92, compared to a 1999 diluted net loss per share of $1.39. Net revenues were approximately $8.4 million in 2000, compared to approximately $12.3 million in 1999. Net loss for 2000 was $19.5 million, compared to a 1999 net loss of $8.8 million.

2000 Executive Compensation

   The base salaries of the executive officers were adjusted pursuant to the terms of their employment agreements, as applicable. The timing and the amount of the increases were functions of the contractual provisions of the employment agreements and required no discretionary action on the part of the board, as were the awards of cash bonus compensation. Such compensation and bonuses are reflected in the compensation table above. Stock options were awarded by the Special Long Term Incentive Committee as an incentive for the future performance of the Company.

2000 Chief Executive Compensation

   The compensation of the Chief Executive Officer and President David Bowe, consisted of base salary pursuant to the terms of Mr. Bowe's employment agreement. The terms of the employment agreement were determined by the board of directors based on base salary of similarly sized companies within the Internet service industry. Mr. Bowe's salary was increased in 2000, when he assumed the duties of Chief Executive Officer and President, and he was awarded a cash bonus at year-end, in accordance with his employment agreement. Stock options were awarded by the Special Long Term Incentive Committee as an incentive for the future performance of the Company.

Company Policy on Qualifying Compensation

   The board has reviewed the applicability of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for compensation to an executive officer in excess of $1.0 million per year. The board does not anticipate that compensation subject to this threshold will be paid to any executive officer in the foreseeable future. The board intends to periodically review the potential consequences of Section 162(m) and may in the future structure the performance-based portion of its executive officer compensation to comply with certain exemptions provided in Section 162(m).

                             Compensation Committee
                             Kevin Yancy (Chairman)
                                  Paul Sherer
                                 Jonathan Bloch

                             AUDIT COMMITTEE REPORT

   The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors and operates under a written charter adopted by the Board of Directors, a copy of which is attached to this proxy statement as APPENDIX A. Each of the Audit Committee members satisfies the definition of independent director as established in the Nasdaq Stock Market, Inc. Marketplace Rules except for Mr. Bloch, who is not considered independent because he is a partner of a company which received "payments (other than those arising solely from investments in the corporation's securities)" under NASD Rule 4200(a)(14). The Board of Directors deemed his membership on the Audit Committee to have unique value due to (i) his background and experience with the Company and (ii) his investment banking experience.

   Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

   The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditor's independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board, which included the auditors' non-audit related tax work.

   The committee discussed with the Company's independent auditors the overall scope and plans for their audit. The committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The committee held four meetings during fiscal 2000.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission. The committee and the board have also recommended the selection of the Company's independent auditors.

                                Audit Committee
                             Kevin Yancy (Chairman)
                                  Paul Sherer
                                 Jonathan Bloch

   In accordance with the rules of the Securities and Exchange Commission (the "SEC"), the foregoing information, which is required by paragraphs (a) and (b) of Regulation S-K Item 306, shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to the Commission's Regulation 14A, other than as provided in that Item, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, or the Securities Exchange Act of 1934.

Audit Fees

   For the nine-month period ended September 30, 2000 and the year ended December 31, 2000, Ernst & Young, LLP, the Company's independent public accountants, billed the Company an aggregate of $22,000 and

$117,500 respectively for professional services rendered for the audit of the Company's financial statements for such period and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q during such period.

Financial Information Systems Design and Implementation Fees.

   There were no financial information systems design and implementation services rendered for the year ended December 31, 2000.

All Other Fees

   For the nine-month period ended September 30, 2000 and the year ended December 31, 2000, Ernst & Young, LLP billed the Company an aggregate of $19,220 and $20,120 respectively for all other services not described above under the captions "Audit Fees" and "Financial Information Systems Design and Implementation Fees" during such periods.

   The Audit Committee has determined that the provision of the services covered in the preceding paragraphs of this section is compatible with maintaining the independence of Ernst & Young, LLP.

                               PERFORMANCE GRAPH

   The following performance graph compares the performance of the Ascendant Solutions common stock to the Nasdaq Market Index and an industry peer group, selected in good faith, for the period from November 11, 1999, the first day of trading for our shares, through December 31, 2000. The graph assumes that the value of the investment in our common stock and each index was $100.00 at November 11, 1999, and that all dividends were reinvested. The graph is based on the initial public offering price of our shares on November 11, 1999 of $8.00 per share. We have not paid any dividends. Performance data is provided for the last trading day closest to each calendar year end.


                              [GRAPH APPEARS HERE]

                                         November 11, December 31, December 31,
Company                                      1999         1999         2000
-------                                  ------------ ------------ ------------
Ascendant Solutions, Inc................     $100       $221.88       $ 3.51
Peer Group(1)...........................     $100       $128.65       $77.42
Nasdaq Market Index.....................     $100       $146.88       $36.55

--------
(1) The peer group selected by us for this comparison (Media General Industry Group 852) consists of 247 Internet software and services companies.

   We received a Nasdaq Staff Determination on March 27, 2001 that the Company failed to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(b), and that its securities are, therefore subject to delisting from The Nasdaq National Market. Further, on March 16, the Company received notification from Nasdaq that it failed to meet the Market Value of Public Float requirement for continued listing also set forth in Marketplace Rule 4450(a)(b) and that the Company has until June 14, 2001 to comply with this requirement. We have requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. The hearing date has been set for May 11, 2001, and our stock will continue to trade on The Nasdaq National Market pending the Panel's decision. There can be no assurance the Panel will grant our request for continued listing or that we will be able to timely comply with the various maintenance requirements for continued listing. If we are unable to reach a successful conclusion with regard to continued listing on The Nasdaq National Market, we intend for our stock to be traded via the OTC Bulletin Board (OTCBB). The inability to maintain listing of our stock on the Nasdaq National Market would likely adversely affect the ability or willingness of investors to purchase our stock. In addition, the market liquidity of our securities would likely be severely affected.

ITEM 2. RATIFICATION OF ERNST AND YOUNG LLP AS INDEPENDENT AUDITORS

   The board of directors of Ascendant Solutions has appointed Ernst & Young LLP as independent auditors to examine our consolidated financial statements for the fiscal year ending December 31, 2001 and to render other professional services as required.

   We are submitting the appointment of Ernst & Young LLP to shareholders to obtain your ratification. Ernst & Young LLP has served as independent auditors to the company since inception. Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

   We recommend a vote FOR the ratification of Ernst & Young LLP as the independent auditors for the current fiscal year.

                  [remainder of page intentionally left blank]

                   ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

   Shareholder Proposals. Our bylaws provide that shareholder proposals and director nominations by shareholders may be made in compliance with certain advance notice, informational and other applicable requirements. With respect to shareholder proposals (concerning matters other than the nomination of directors), the individual submitting the proposal must file a written notice with the Secretary of Ascendant Solutions at 13727 Noel Road, Suite 500, Dallas, Texas 75240 setting forth certain information, including the following:

  . a brief description of the business desired to be brought before the meeting and the reasons for conducting that business at the meeting;

  . the name and address of the proposing shareholder;

  . the number of shares of common stock beneficially owned by the proposing shareholder; and

  . any material interest of the proposing shareholder in such business.

   The notice must be delivered to the Secretary (1) at least 30, but no more than 60, days before any scheduled meeting or (2) if less than 40 days notice or prior public disclosure of the meeting is given, by the close of business on the 10th day following the giving of notice or the date public disclosure was made, whichever is earlier.

   Board Nominations. A shareholder may recommend a nominee to become a director of Ascendant Solutions by giving the Secretary of the Company (at the address set forth above) a written notice setting forth certain information, including the following:

   As to each person whom the shareholder proposes to nominate:

  . the name, age, business address and residence of the person;

  . the principal occupation or employment of the person;

  . the number of shares of common stock beneficially owned by the person;
    and

  . any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules of the SEC.

   As to the proposing shareholder:

  . the name and record address of the proposing shareholder; and

  . the number of shares of common stock beneficially owned by the proposing shareholder.

   Such nominations must be made pursuant to the same advance notice requirements for shareholder proposals set forth in the preceding section. We do not maintain a formal nominating committee.

   Generally. Our annual meetings are customarily held during May each year. Copies of our bylaws are available upon written request made to the Secretary of Ascendant Solutions at the above address. The requirements described above do not supersede the requirements or conditions established by the Securities and Exchange Commission for shareholder proposals to be included in our proxy materials for a meeting of shareholders. The chairman of the meeting may refuse to bring before a meeting any business not brought in compliance with applicable law and our bylaws.

                                                                      Appendix A
                                                         Audit Committee Charter

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

I. Audit Committee Purpose.

   The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

  . Make recommendations to the full Board of Directors with respect to the Company's independent auditors;

  . Meet periodically with our independent auditors to review the general scope of audit coverage;

  . Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

  . Monitor the independence and performance of the Company's independent auditors and internal auditing department; and

  . Provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

   The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it shall at all times have direct access to the independent auditors as well as anyone in the Company. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings.

   The Audit Committee and its members shall meet the requirements of the rules of the National Association of Securities Dealers, Inc. and The Nasdaq Stock Market, Inc. On or prior to June 14, 2001, the Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent, non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

   Audit Committee members shall be appointed by the Board of Directors. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

   The Audit Committee shall meet at least three times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. Audit Committee Responsibilities and Duties.

 Review Procedures

     1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

     2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

     3. In consultation with management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

     4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or prior to filing or distribution of the Company's quarterly financial statements. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see Item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

 Independent Auditors

     5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     6. Approve the fees and other significant compensation to be paid to the independent auditors.

     7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

     8. Review the independent auditors' audit plan, discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

     9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

     10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     11. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

 Internal Audit Department and Legal Compliance

     12. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

     13. Review the appointment, performance, and replacement of the senior internal audit executive.

     14. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

     15. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

 Other Audit Committee Responsibilities

     16. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     17. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

     18. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

   While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These are the responsibilities of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

Date Adopted: April 2000

                           ASCENDANT SOLUTIONS, INC.

                                REVOCABLE PROXY

                  Annual Meeting of Shareholders May 31, 2001

          This Proxy is solicited on behalf of the Board of Directors

The undersigned, as a holder of Common stock of Ascendant Solutions, Inc. (the "Company"), hereby appoints David E. Bowe and James H. McAlister as Proxies, with full power of substitution, to represent and to vote as designated on this card, all of the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 31, 2001, or any adjournment thereof.

Unless otherwise marked, this Proxy will be voted FOR the election of the Board of Directors' nominee as Class B Director and FOR the ratification of Ernst & Young LLP as independent auditors. If any other business is presented at the Annual Meeting of Shareholders, the Proxy will be voted in accordance with the discretion of the Proxies named above.

The Board of Directors recommends a vote "FOR" the nominee listed below and "FOR" the ratification of Ernst & Young LLP as independent auditors.

                              ASCENDANT SOLUTIONS, INC.
                              P.O. BOX 11474
                              NEW YORK, NY 10203-0474


1.   ELECTION OF DIRECTORS: FOR the nominee     WITHHOLD AUTHORITY to vote
                            listed below  [_]   for the nominee listed below [_]

     Nominee: Kevin P. Yancy (to hold office until the 2004 Annual Meeting or until his successor has been duly elected and qualified.)

2.   Ratification of Ernst & Young LLP as     3. In their discretion, upon
     independent auditors for the year ending    any other matter that may
     December 31, 2001.                          properly come before the
                                                 Annual Meeting of Shareholders
                                                 or any adjournment thereof.

     FOR  [_]  AGAINST  [_]   ABSTAIN  [_]       FOR [_] AGAINST [_] ABSTAIN [_]

                                                  Change of Address or comments
                                                  Mark Here [_]

                                              Please mark, date and sign as your
                                              name appears. If acting as
                                              executor, administrator, trustee,
                                              guardian, etc., you should so
                                              indicate when signing. If signer
                                              is a corporation, please sign the
                                              full corporate name, by a duly
                                              authorized officer and include the
                                              title of such officer. If shares
                                              are held jointly, each shareholder
                                              named should sign. If you receive
                                              more than one proxy card, please
                                              date and sign each card and return
                                              all proxy cards in the enclosed
                                              envelope.

                                              Dated ______________________, 2001

                                              ____________________________
                                                           Signature

                                              ____________________________
                                                           Signature

PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE
ENCLOSED ENVELOPE.                            Votes must be indicated
                                              (x) in Black or Blue ink. [X]